Exhibit 99.1

Press Release of the Registrant dated August 21, 2003

Contact: Tom Ringo VP & CFO 360.697.6626 Fax 360.697.1156
NEWS RELEASE

FOR IMMEDIATE RELEASE	Nasdaq:POPEZ

August 21, 2003

POPE RESOURCES ANNOUNCES 40% INCREASE IN QUARTERLY DISTRIBUTION

Pope Resources (Nasdaq:POPEZ) announced today a distribution of seven cents per unit, effective for unitholders of record on September 3, 2003 and payable on September 17, 2003. This represents a 40% increase in the partnership’s quarterly distribution, or a two-cent increase from the prior quarterly distribution of five cents per unit. David L. Nunes, President and CEO, said, “This change reflects the improvement in earnings following the significant restructuring over the past few years and our confidence about the future. We believe the new seven cents per unit distribution rate is appropriate and sustainable in view of expected future earnings.”

About Pope Resources
Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage nearly 270,000 acres of timberland and development property in Washington, Oregon, and California. In addition, it provides forestry consulting and timberland management services to third-party owners and managers of timberland. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com.